EXHIBIT 99.1

                                                           Contact: Abe Wischnia
                                         Senior Director, Investor Relations and
                                                        Corporate Communications
                                                                    858-550-7850

              LIGAND AND ORGANON REACH AGREEMENT ON TERMINATION AND
                   RETURN OF RIGHTS ON AVINZA(R) CO-PROMOTION

         SAN DIEGO, CA - January 17, 2006 -- Ligand Pharmaceuticals Incorporated (Pink Sheets: LGND) announced today that it has signed an agreement with Organon USA, Inc. that terminates the AVINZA(R) co-promotion agreement between the two companies and returns AVINZA rights to Ligand.
         The effective date of the termination agreement is January 1, 2006, however the parties have agreed to continue to cooperate during a transition period ending September 30, 2006 to promote the product. That transition period co-operation includes a minimum number of product sales calls per quarter
(100,000 for Organon and 30,000 for Ligand with an aggregate of 375,000 and 90,000 respectively for the transition period) as well as the transition of ongoing promotions, managed care contracts, clinical trials and Key Opinion Leader relationships to Ligand. During the transition period Ligand will pay Organon an amount equal to 23 percent of AVINZA net sales as reported by Ligand. Ligand will also pay and be responsible for the design and execution of all clinical, advertising and promotion expenses and activities.
         "We are pleased to reach this agreement on AVINZA with Organon which better aligns the strategic and financial interests of both parties to the realities of each party's business and situation today," said David E. Robinson, Ligand chairman, president and CEO. "This new agreement will give us the flexibility to explore all strategic alternatives for AVINZA and Ligand with various potential strategic partners in the coming months."
         Michael Novinski, president of Organon USA, Inc., said, "This agreement aligns with Organon's strategic and financial interests today to better focus our resources on our current and future product portfolio. At the same time, we remain committed to a smooth transition in the near term including continued sales calls and transition activities on AVINZA. We look forward to its continuing success given our long-term financial interest to earn a return for our shareholders on our investments in AVINZA over the past three years."

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         The  companies  have  resolved  their  disagreement   concerning  prior
co-promote fees and Ligand will pay Organon $14.75 million by January 30, 2006. In consideration of the early termination and return of rights under the terms of the agreement, Ligand will unconditionally pay Organon $37.75 million on or before October 15, 2006. Ligand will further pay Organon $10.0 million on or before January 15, 2007, provided that Organon has made its minimum required level of sales calls. Under certain conditions, including change of control, the cash payments will accelerate. In addition, after the termination, Ligand will make quarterly royalty payments to Organon equal to 6.5 percent of AVINZA net sales through December 31, 2012 and thereafter six percent through patent expiration, currently anticipated to be November of 2017.
         ABOUT AVINZA
         AVINZA (oral morphine sulfate extended-release capsules) is the first true once-a-day treatment for chronic moderate-to-severe pain in patients who require continuous, around-the-clock opioid therapy for an extended period of time. Approved by the FDA in March 2002, AVINZA consists of two components: an
immediate-release    component   that   rapidly    achieves   plateau   morphine
concentrations in plasma, and an extended-release component that maintains plasma concentrations throughout a 24-hour dosing interval. Ligand co-promotes AVINZA with Organon Pharmaceuticals USA Inc. in the United States.
         ABOUT LIGAND
         Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, pain, skin diseases, men's and women's hormone-related diseases, osteoporosis, metabolic disorders,
and  cardiovascular  and  inflammatory   diseases.   Ligand's  proprietary  drug
discovery and development programs are based on its leadership position in gene transcription technology, primarily related to intracellular receptors. For more information, go to www.ligand.com.

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         CAUTION REGARDING FORWARD-LOOKING STATEMENTS
         This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. These statements include those related to the terms of the co-promotion termination agreement, future AVINZA sales efforts, the number of sales calls during the transition period, AVINZA's market position and Ligand's exploration of strategic alternatives. Actual events or results may differ from our expectations. For example, there can be no assurance that the expected number of sales calls will actually be made during the transition period or thereafter or that those made will lead to additional AVINZA prescriptions, that AVINZA's position in the market will not decline, that the termination of the co-promotion agreement will have any beneficial effect on Ligand or on the exploration of strategic alternatives. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases as well as in public periodic filings with the Securities and Exchange Commission, available via www.ligand.com. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
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